Exhibit 3.6

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHEMICAL CONSORTIUM HOLDINGS, INC.

Chemical Consortium Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That all of the Directors of said corporation, by written consent given in accordance with the provisions of the General Corporation Law of Delaware (Title 8, Chapter 1), duly adopted resolutions proposing and declaring advisable the following Amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the FIRST Article thereof numbered so that, as amended, said Article shall be and is so read as follows:

FIRST:  The name of the corporation (hereinafter called the “corporation”) is New NRG, Inc.

SECOND:   That the aforesaid amendment was duly adopted in accordance with the applicable provisions of 242 and 228 of the General Corporation Law of Delaware (Title 8, Chapter 1).

THIRD:  That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed this 30th day of March, 2007.

By:

/s/ J. Greig

Authorized Officer

Title:

Chairman of the Board of Directors

{A0041338.DOC}